FOR IMMEDIATE RELEASE

TERREMARK PURCHASES TECHNOLOGY CENTER OF THE AMERICAS

MIAMI, FLA. (January 4, 2005) Terremark Worldwide, Inc. (AMEX:TWW), a leading operator of integrated Tier-1 Internet exchanges and best-in-class network services, today announced that it has acquired from its partners all of the equity interests not owned by it in the entity that owns the Technology Center of the Americas (TECOTA), home of Terremark’s flagship NAP of the Americas. Under the terms of the acquisition, Terremark paid $40 million for the equity interests in Technology Center of the Americas, LLC and repaid $35 million in debt.

“With this purchase we have created a truly unique asset for our Company; we already owned one of the most important telecommunications exchange points in the world – the NAP of the Americas – and now we own one of the most highly connected buildings in the world – TECOTA,” stated Manuel D. Medina, Chairman and CEO of Terremark Worldwide Inc.

The Company financed the purchase from multiple sources. It obtained a $49 million first mortgage loan from Citigroup Global Markets Realty Corp. (“Citigroup”). Simultaneously the Company issued $30 million in Senior Secured Notes and sold 3,060,444 shares of its common stock valued at $2 million to Falcon Investment Advisors, LLC and its co-investment partner AlpInvest Partners, a global private equity investor. The $49 million loan by Citigroup is secured by a first mortgage on TECOTA, bears interest at a rate per annum of LIBOR plus 4.75% and matures in February 2009. The Senior Secured Notes are secured by substantially all of the Company’s assets other than TECOTA, bear cash interest at a rate per annum of 9.875% and “payment in kind” interest at a rate per annum of 3.625%, and mature in March 2009. In connection with the financings, the Company issued to the lenders warrants to purchase an aggregate of 20 million shares of its common stock at an average strike price of $0.78.

“We believe that this transaction is not only beneficial to the Company strategically, but also economically” stated José A. Segrera, Chief Financial Officer of Terremark Worldwide, Inc. “By owning TECOTA, we have eliminated over $7.7 million of annual rent expense which offsets interest expense from the new debt, and have an additional 350,000 square feet of space ready for growth.”

The Company will file a Current Report on Form 8-K with respect to the acquisition and financings by January 5, 2004.

TECOTA, located in downtown Miami, is a state-of-the-art, 750,000 sq. ft. fortress, where the NAP of the Americas currently resides on the second and third floors. TECOTA is an industry leading technology center designed and built for the sole purpose of housing mission-critical systems. The facility is built to disaster resistant standards with maximum-security features. Currently, TECOTA’s roster of tenants includes not only the NAP of the Americas, but also Global Crossing, e-life Group, Sprint and the City of Miami’s Downtown NET office.

About Terremark Worldwide, Inc.:

Terremark Worldwide Inc. (AMEX:TWW) is a leading operator of integrated Tier-1 Internet exchanges and best-in-class network services, creating technology marketplaces in strategic global locations. Terremark is the owner and operator of the NAP of the Americas, the 5th Tier-1 Network

TERREMARK PURCHASES TECHNOLOGY CENTER OF THE AMERICAS

Access Point in the world and the model for the carrier-neutral TerreNAP(sm) Data Centers the company has in Santa Clara, California (NAP of the Americas/West), in Sao Paulo, Brazil (NAP do Brasil) and in Madrid, Spain (NAP de las Americas — Madrid). The carrier-neutral NAP of the Americas is a state-of-the-art facility that provides exchange point, collocation and managed services to carriers, Internet service providers, network service providers, government entities, multi-national enterprises and other end users. The NAP, which connects fiber networks in Latin America, Europe, Asia and Africa to those in the U.S., enables customers to freely choose among the many carriers available at the TerreNAP Centers to do business. Terremark is headquartered at 2601 S. Bayshore Drive, 9th Floor, Miami, Florida USA, (305) 856-3200. More information about Terremark Worldwide can be found at http://www.terremark.com.

Statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Terremark’s actual results may differ materially from those set forth in the forward-looking statements due to a number of risks, uncertainties and other factors, as discussed in Terremark’s filings with the SEC. These factors include, without limitation, Terremark’s ability to obtain funding for its business plans, uncertainty in the demand for Terremark’s services or products and Terremark’s ability to manage its growth. Terremark does not assume any obligation to update these forward-looking statements.

For more information contact:

Terremark Worldwide Inc.
Sandra B. Gonzalez-Levy
305-860-7829
sgonzalez-levy@terremark.com

Investor Relations
RCG Capital Markets Group, Inc.
Joe Diaz
480-675-0400
jdiaz@rcgonline.com

Media Relations
Edelman
Monica Glukstad
305-358-5291
monica.glukstad@edelman.com

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